SECURITIES PURCHASE AGREEMENT


                                among


                             MEDPLUS, INC.


                                 and


                 THE SEVERAL PURCHASERS NAMED IN EXHIBIT 1.01




                       Dated as of April 30, 1999








                            TABLE OF CONTENTS


Page
ARTICLE I - PURCHASE, SALE AND TERMS OF NOTES AND WARRANTS       1
1.01  The Notes                                                  1
1.02  The Preferred Shares                                       2
1.03  The Warrants                                               2
1.04  Purchase and Sale of Notes, Preferred Shares and Warrants  2
1.05  Payments and Endorsements                                  3
1.06  Redemptions                                                3
1.07  Payment on Non-Business Days                               3
1.08  Registration, etc.                                         3
1.09  Transfer and Exchange of Notes                             4
1.10  Replacement of Notes                                       4
1.11  Subordination                                              4
1.12  Acceleration                                               4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY       5
2.01  Organization, Qualifications and Corporate Power           5
2.02  Authorization of Agreements, Etc.                          6
2.03  Validity                                                   6
2.04  Authorized Capital Stock                                   6
2.05  Company SEC Reports and Financial Statements               7
2.06  Events Subsequent to the Balance Sheet Date                8
2.07  Litigation; Compliance with Law                            9
2.08  Proprietary Information of Third Parties                   9
2.09  Patents, Trademarks, Etc.                                  9
2.10  Title to Properties                                       10
2.11  Leasehold Interests                                       10
2.12  [Reserved]                                                10
2.13  Taxes                                                     10
2.14  Other Agreements                                          11
2.15  Loans and Advances                                        12
2.16  Assumptions, Guaranties, Etc. of Indebtedness of Other
      Persons                                                   13
2.17  Significant Customers and Suppliers                       13
2.18  Governmental Approvals                                    13
2.19  Disclosure                                                13
2.20  Offering of the Notes, Preferred Shares and Warrants      13
2.21  Brokers                                                   14
2.22  Transactions With Affiliates                              14
2.23  Employees                                                 14
2.24  U.S. Real Property Holding Corporation                    14
2.25  Environmental Protection                                  14
2.26  ERISA                                                     15
2.27  Foreign Corrupt Practices Act                             16
2.28  Federal Reserve Regulations                               16

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS  16

ARTICLE IV - CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS AND
THE COMPANY

4.01  Conditions to the Obligations of the Purchasers           17
4.02  Conditions to the Obligations of the Purchasers           17

ARTICLE V - COVENANTS OF THE COMPANY                            20
5.01  Information                                               20
5.02  Reserve for Conversion Shares and Warrant Shares.         21
5.03  Restrictive Agreements Prohibited                         22
5.04  Use of Proceeds                                           22
5.05  Activities of Subsidiaries                                22
5.06  U.S. Real Property Interest Statement                     22
5.07  International Investment Survey Act of 1976               23
5.08  Consolidation, Merger of Disposition of Assets            23
5.09  Election of Directors                                     23
5.10  No Merger, Consolidation, etc                             24
5.11  Opinion Regarding Subsidiaries                            24
5.12  Termination of Covenants                                  24

ARTICLE VI EVENTS OF DEFAULT                                    24
6.01.  Events of Default                                        24
6.02.  Annulment of Defaults                                    25

ARTICLE VII COVENANTS OF THE MANAGING SHAREHOLDER               26
7.01  Tag-Along Rights                                          27
7.02  Termination                                               28

ARTICLE VIII - MISCELLANEOUS                                    28
8.01  Expenses                                                  28
8.02  Survival of Agreements                                    28
8.03  Brokerage                                                 28
8.04  Parties in Interest                                       28
8.05  Notices                                                   28
8.06  Governing Law                                             29
8.07  Entire Agreement                                          29
8.08  Counterparts                                              29
8.09  Amendments                                                29
8.10  Severability                                              29
8.11  Titles and Subtitles                                      29
8.12  Indemnification                                           30
8.13  Remedies Cumulative                                       30
8.14  Remedies Not Waived                                       30

INDEX TO EXHIBITS

EXHIBIT 1.01           Purchasers
EXHIBIT 1.01a          Form of Subordinated Note
EXHIBIT 1.02           Charter and All Amendments thereto
EXHIBIT 1.03           Form of Warrant
EXHIBIT 2.01           Form of Registration Rights Agreement
EXHIBIT 2.23           Form of Employee Nondisclosure and
Developments
                       Agreement
EXHIBIT 4.02           Form of Company Counsel Opinion
EXHIBIT 4.02A          Shareholders to Deliver Proxies
EXHIBIT 4.02B          Form of Proxy



MedPlus, Inc.
8805 Governor's Hill Drive, Suite 100
Cincinnati, OH 45249


As of April 30, 1999

To:  The Persons listed on Exhibit 1.01 hereto

     Re: Subordinated Notes due 2004, Series A Preferred Stock and
          Series A Preferred Stock Purchase Warrants

Ladies and Gentlemen:

MedPlus, Inc., an Ohio corporation (the "Company"), hereby agrees with the Persons listed on Exhibit 1.01 hereto (each, a "Purchaser" and collectively, the "Purchasers") as follows:


                                ARTICLE I

                   PURCHASE, SALE AND TERMS OF NOTES AND WARRANTS

1.01 The Notes. The Company has authorized the issuance and sale of the Company's Subordinated Notes, due 2004, in the original aggregate principal amount of $2,000,000 to the Purchasers in the respective amounts set forth in Exhibit 1.01 hereto. The Subordinated Notes shall be substantially in the form set forth in
Exhibit 1.01A hereto and are herein referred to individually as a "Note" and collectively as the "Notes", which terms shall also include any notes delivered in exchange or replacement therefor. The Notes shall provide that if the Preferred Share and Warrant Closing (as defined below) has not occurred prior to July 30, 1999, then (i) the entire amount of principal and interest which remains unpaid shall become due and payable as of November 28, 1999, (ii) the Company shall immediately issue, for no additional consideration, to the holders of the Notes that number of shares of the Company's Common Stock, no par value (the "Common Stock"), as is equal in the aggregate to ten percent (10%) of the aggregate number of issued and outstanding shares of Common Stock, on a fully diluted basis, as of such date and (iii) on December 31, 1999 and on the last day of each calendar month thereafter, if any amount of principal or interest under the Notes remains outstanding on such date, the Company shall issue, for no additional consideration, to the holders of the Notes that number of shares of the Common Stock as is equal to two percent (2%) of the aggregate number of issued and outstanding shares of Common Stock on a Fully Diluted basis, as of such date, up to a maximum of 19.9% of the Common Stock on a Fully Diluted basis. The Notes will provide that that Company will issue, and the Company covenants to issue, on the Preferred Share and Warrant Closing Date (as defined below) to the Purchasers warrants in the form attached thereto as Exhibit A to purchase shares of Series A Convertible Preferred Stock (as defined below), unless the Preferred Share and Warrant Closing Date does not occur prior to July 30, 1999, in which event the Company will issue on July 30, 1999 to the Purchasers warrants in the form attached thereto as Exhibit B to purchase shares of Common Stock. Any warrants issued or issuable pursuant to the Notes are referred to herein as the "Note Warrants", any shares of Common Stock issued or issuable upon exercise of any Note Warrants are referred to herein as the "Note Warrant Common Shares", and any shares of Series A Convertible Preferred Stock issued or issuable upon exercise of any Note Warrants are referred to herein as the "Note Warrant Preferred Shares".

1.02 The Preferred Shares. Subject to shareholder approval, the Company has also authorized the issuance and sale of an aggregate of 2,371,815 shares (the "Preferred Shares") of a Series A Convertible Preferred Stock, $.01 per share (the "Series A Convertible Preferred Stock") at a purchase price of $1.729 per share to the Purchasers in the respective amounts set forth in
Exhibit 1.01 hereto. The designation, rights, preferences and other terms and conditions relating to the Series A Convertible Preferred Stock shall be as set forth on Exhibit 1.02 hereto.

1.03 The Warrants. Subject to shareholder approval, the Company has also authorized the issuance and sale of the Company's
Series A Convertible Preferred Stock Purchase Warrants (the "Purchase Warrants") for the purchase (subject to adjustment as provided therein) of 759,562 shares (the "Purchase Warrant Shares" and together with the Note Warrant Preferred Shares, the "Warrant Shares") of the Company's Series A Convertible Preferred Stock to the Purchasers in the respective amounts set forth in Exhibit 1.01 hereto. The Purchase Warrants shall be substantially in the form set forth in Exhibit 1.03 hereto and are herein referred to, together with the Note Warrants, individually as a "Warrant" and collectively as the "Warrants", which terms shall also include any warrants delivered in exchange or replacement therefor.

1.04  Purchase and Sale of Notes, Preferred Shares and Warrants.

  (a) The Note Closing. The Company agrees to issue and sell to the Purchasers, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase, the Notes in the original principal amount set forth opposite their respective names on Exhibit 1.01. Such purchase and sale shall take place at a closing (the "Note Closing") to be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, on April 30, 1999 at 10:00 A.M., or on such other date and at such time as may be mutually agreed upon (such date and time being called the "Note Closing Date"). At the Note Closing, the Company will issue and deliver a Note payable to the order of each Purchaser against payment of the full purchase price therefor (indicated on Exhibit 1.01 under the column headed "Amount of Subordinated Notes to be Purchased" opposite such Purchaser's name) by (i) wire transfer of immediately available funds to an account designated by the Company, (ii) a check payable to the order of the Company or its assignees, or (iii) any combination of (i) and (ii) above.

  (b) The Preferred Share and Warrant Closing. Provided that the shareholders of the Company approve the transactions contemplated by this Agreement prior to July 30, 1999, and subject to the terms and conditions contained herein, the Company agrees to issue and sell to the Purchasers, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the number of Preferred Shares and Purchase Warrants set forth opposite the name of such Purchaser under the headings "Number of Preferred Shares to be Purchased" and "Number of Purchase Warrants to be Purchased", respectively, on Exhibit 1.01 hereto. Such purchase and sale shall take place at a closing (the "Preferred Share and Warrant Closing") at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts at 10:00 a.m. on the later of June 18, 1999 (assuming satisfaction of the conditions in Article IV by such date) or on the date that is five business days after satisfaction of the conditions in
Article IV but before July 30, 1999 or at such other time or place as the Company and the Purchasers may agree in writing (such date and time being called the "Preferred Share and Warrant Closing Date"). If the Preferred Share and Warrant Closing has not occurred prior to July 30, 1999, this Agreement may be terminated by the Purchasers upon notice to the Company. At the Preferred Share and Warrant Closing, the Company shall issue and deliver to each Purchaser a stock certificate or certificates, registered in the name of such Purchaser, representing the Preferred Shares being purchased by it at the Closing, and a Purchase Warrant or Purchase Warrants, registered in the name of such Purchaser, representing the number of Purchase Warrant Shares covered by the Purchase Warrants being purchased by it at the Preferred Share and Warrant Closing. At the Preferred Share and Warrant Closing the Company will issue and deliver the stock certificate or certificates and Purchase Warrants as aforesaid against payment by each Purchaser of the full purchase price therefor (equal to the amount set forth opposite the name of such Purchaser under the heading "Aggregate Purchase Price for Preferred Shares and Purchase Warrants" on Exhibit 1.01) by (i) wire transfer of immediately available funds to an account designated by the Company, (ii) check payable to the order of the Company or its designees, or (iii) any combination of (i) and (ii) above.

   (c) Allocation of Purchase Price. The Company and the Purchasers, having adverse interests and as a result of arm's length bargaining, agree that (i) neither the Purchasers nor any of their respective affiliates or associates have rendered or agreed to render any services to the Company in connection with this Agreement or the issuance of the Notes, Preferred Shares and Warrants; (ii) the Warrants are not being issued as compensation; and (iii) for federal income tax purposes, the fair market value of the Notes and the Note Warrants is $1,895,000 and $105,000, respectively. Upon the issuance of the Preferred Shares and the Purchase Warrants, the parties agree to work in good faith to allocate the purchase price with respect to the Preferred Shares and the Purchase Warrants.

1.05 Payments and Endorsements. Payments of principal, interest and premium, if any, on the Notes, shall be made directly by check duly mailed or delivered to the Purchaser at its address referred to in Exhibit 1.01 hereof, without any presentment or notation of payment, provided that prior to any transfer of any Note, the holder of record shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.

1.06  Redemptions.

  (a) Optional Redemptions Without Premium.  Subject to Section
1.12, the Company may redeem, without premium, the Notes in whole together with interest due.

  (b)          Notice of Redemptions; Pro rata Redemptions.
Notice of any optional redemptions pursuant to subsection 1.06(a) shall be given to all registered holders of the Notes at least ten
(10) business days prior to the date of such redemption. Each redemption of Notes pursuant to subsection 1.06(a) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total principal amount of Notes being redeemed as the principal amount of Notes then held by such holder bears to the aggregate principal amount of the Notes then outstanding.

1.07 Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Ohio, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

1.08 Registration, etc.. The Company shall maintain at its principal office a register of the Notes and shall record therein the names and addresses of the registered holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes. No transfer of a Note shall be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Company and shall be dated the date to which interest has been paid on such Notes or Note. The registered holder of a Note shall be that Person in whose name the Note has been so registered by the Company. A registered holder shall be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, shall be entitled to the principal, premium, if any, and interest evidenced by such Note free from all equities or rights of setoff or counterclaim between the Company and the transferor of such registered holder or any previous registered holder of such Note.

1.09 Transfer and Exchange of Notes. The registered holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange. Within a reasonable time after notice to the Company from a registered holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such registered holder, the Company shall issue in exchange therefor another Note or Notes, in such denominations as requested by the registered holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or registered assigns, as the registered holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

1.10 Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which a Purchaser is the registered holder is lost, stolen or destroyed, the affidavit of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder's written agreement to indemnify the Company.

          1.11 Subordination. The indebtedness evidenced by the Notes and the rights and remedies of the Purchasers under this Agreement shall be subordinate and junior to (i) certain indebtedness of the Company to Provident Bank (the "Bank") in the manner and to the extent provided in the Subordination Agreement of even date herewith by and among the Bank, the Company and the Purchasers purchasing Notes hereunder, and (ii) Senior Debt.

1.12 Acceleration. If, prior to July 30, 1999, the shareholders of the Company have not approved (i) the adoption of this Agreement and the transactions contemplated hereby as required by the Ohio Control Share Acquisition Act, the Articles of Incorporation and Code of Regulations of the Company and the rules of the Nasdaq National Market, and (ii) the amendment of the Company's Articles of Incorporation so that such Articles of Incorporation shall read as set forth in Exhibit 1.02 hereto, then
(A) the entire amount of principal and interest which remains unpaid under the Notes shall become due and payable as of November 28, 1999, (B) the Company shall immediately issue, for no additional consideration, to the holders of the Notes that number of shares of the Common Stock as is equal in the aggregate to ten percent (10%) of the aggregate number of issued and outstanding shares of Common Stock, on a fully diluted basis, as of such date, and (C) on December 31, 1999 and on the last day of each calendar month, if any amount of principal or interest under the Notes remains outstanding on such date, the Company shall issue, for no additional consideration, to the holders of the Notes that number of shares of the Common Stock as is equal to two percent (2%) of the aggregate number of issued and outstanding shares of Common Stock on a Fully Diluted basis, as of such date, up to a maximum of 19.9% of the Common Stock on a Fully Diluted basis.

                                 ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Purchasers that, except as set forth in the Disclosure Schedule attached hereto (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply, unless it is reasonably evident to the Purchasers that an exception applies to one or more other representations or warranties) or as set forth in the Company SEC Reports (as defined below):

          2.01  Organization, Qualifications and Corporate Power.

  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, and subject to the approval of the shareholders of the Company as described herein, to execute, deliver and perform this Agreement, the Registration Rights Agreement with the Purchasers in the form attached as Exhibit 2.01 (the "Registration Rights Agreement" and together with this Agreement and any documents or agreements ancillary to this Agreement, the "Transaction Documents"), to issue, sell and deliver the Notes, the Preferred Shares, the Warrants, the Note Warrant Common Shares and the Warrant Shares, to perform the terms of the Notes and the Warrants and to issue and deliver the Note Warrant Common Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares and Warrant Shares (the "Conversion Shares").

  (b) Schedule 2.01 to the Disclosure Schedule contains a list of all subsidiaries of the Company. Except for such subsidiaries, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity. Each of the subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. Each of the subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. Except as set forth on Schedule 2.01(b) to the Disclosure Schedule, all of the outstanding shares of capital stock of each of the subsidiaries are owned beneficially and of record by the Company, one of its other subsidiaries, or any combination of the Company and/or one or more of its other subsidiaries, in each case free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever; and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the subsidiaries is or may become obligated to issue any shares of its capital stock to any person other than the Company or one of the other subsidiaries. As used in Sections 2.06 through 2.09, 2.11 through 2.17, 2.21 and 2.22 through 2.28 inclusive, the term "Company" shall mean the Company and each of the subsidiaries.

          2.02  Authorization of Agreements, Etc.

  (a) Subject to the approval of the shareholders of the Company as described herein, the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder, the issuance, sale and delivery of the Notes, the Preferred Shares, the Warrants, the Note Warrant Common Shares and the Warrant Shares, the performance by the Company of its obligations under the Notes and the Warrants, and the issuance and delivery of the Conversion Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation of the Company, as amended (the "Charter") or the Code of Regulations of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company, any of its subsidiaries or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its subsidiaries.

  (b) The Note Warrant Common Shares and, subject to the approval of the shareholders of the Company as described herein, the Preferred Shares and Warrant Shares have been duly authorized and, when issued in accordance with this Agreement or the Warrants, as appropriate, will be validly issued, fully paid and nonassessable shares of Common Stock or Series A Convertible Preferred Stock, as the case may be, with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in the Registration Rights Agreement. The Warrants, when issued in accordance with this Agreement, will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in the Warrants. The Note Warrant Common Shares have been and the Warrant Shares will have been duly reserved for issuance upon exercise of the Warrants. The Conversion Shares will have been duly reserved for issuance upon conversion of the Notes, Preferred Shares and Warrant Shares and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in the Registration Rights Agreement. Neither the issuance, sale or delivery of the Notes, Preferred Shares, Warrants, Note Warrant Common Shares or Warrant Shares nor the issuance or delivery of the Conversion Shares is subject to any preemptive right of shareholders of the Company or to any right of first refusal or other right in favor of any person.

          2.03 Validity. Subject to the approval of the shareholders of the Company as described herein, this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. The Notes, Warrants and the remaining Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

          2.04 Authorized Capital Stock. Subject to the approval of the shareholders of the Company as described herein, the authorized capital stock of the Company as of the Preferred Share and Warrant Closing Date shall consist of (i) 5,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), all of which shares have been designated Series A Convertible Preferred Stock, and (ii) 15,000,000 shares of Common Stock. As of
April 27, 1999, 6,055,269 shares of Common Stock will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof and no shares of Preferred Stock will have been issued. Immediately prior to the Preferred Share and Warrant Closing, no shares of Preferred Stock will have been issued. As of the date hereof, 200,000 shares of Common Stock are held in treasury. As of the date hereof, the holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company, and the number of shares of Common Stock and the number of such subscriptions, warrants, options, convertible securities, and other such rights held by each, are as set forth in Schedule 2.04 of the Disclosure Schedule. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Charter, a copy of which is attached as Exhibit 1.02, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in the Schedule 2.04 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Charter or as set forth in Schedule 2.04 of the Disclosure Schedule, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth on Schedule
2.04 of the Disclosure Schedule to the best of the Company's knowledge there are no voting trusts or agreements, shareholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company or any of its subsidiaries (whether or not the Company or any of its subsidiaries is a party thereto). All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws.

          2.05  Company SEC Reports and Financial Statements.

            (a) The Company has made available to Purchasers true and complete copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Exchange Act since January 31, 1995, and the Form S-B2 Registration Statement (File 33-77896C) and the Form S-1 Registration Statement (File 33-98696) (the "Registration Statements") filed under the Securities Act (collectively, the "Company SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. As of their respective dates, each of the Company's SEC Reports (i) complied in all respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the subsidiaries is required to file any forms, reports or other documents with the SEC.

                      (b)          Each of the audited
consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Quarterly Report on Form 10-QSB for the quarter ended October 31, 1998, its Annual Report on Form 10-KSB for the fiscal year ended January 31, 1999 (when filed) or the Registration Statement, is accurate and complete and fairly presents, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be noted therein), and in conformity with the SEC's regulations, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.

                      (c)          Except as and to the extent set
forth (or incorporated by reference) in any Registration Statement or the Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1998 (the "Balance Sheet Date"), none of the Company or any of its subsidiaries has incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it, on a consolidated balance sheet (the "Balance Sheet") (or in the applicable notes thereto) of the Company or any of its subsidiaries prepared in accordance with GAAP consistently applied as of the date and for the period required.

          2.06 Events Subsequent to the Balance Sheet Date. Except as set forth on Schedule 2.06 of the Disclosure Schedule, since January 31, 1999, the Company has not (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business,
(iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any share of its capital stock or other security, (v) mortgaged, pledged, encumbered or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or cancelled any debt or claim, (vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (viii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (x) made any material change in the manner of business or operations of the Company, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

          2.07 Litigation; Compliance with Law. Except as set forth on Schedule 2.07 of the Disclosure Schedule, there is no
(i) action, suit, claim, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, com-mission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or
(iii) governmental inquiry pending or, to the best of the Com-pany's knowledge, threatened against or affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), and there is no basis for any of the foregoing. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, prospects, financial condition, operations, property or affairs. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth on
Schedule 2.07 of the Disclosure Schedule, there is no action or suit by the Company pending, threatened or contemplated against others. The Company has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, and the Company has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations. There is no existing law, rule, regulation or order, and the Company after due inquiry is not aware of any proposed law, rule, regulation or order, whether Federal, state, county or local, which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

          2.08 Proprietary Information of Third Parties. Except as set forth on Schedule 2.08 of the Disclosure Schedule, to the best of the Company's knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or
(c) interfered or may be interfering in the employment relation-ship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated.
To the best of the Company's knowledge, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the best of the Company's knowledge, no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the best of the Company's knowledge, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

          2.09  Patents, Trademarks, Etc.  Set forth in Schedule
2.09 of the Disclosure Schedule is a list and brief description of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, and no claim is pending or, to the best of the Company's knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and there is no basis for any such claim (whether or not pending or threatened). All prior art known to the Company which may be or may have been pertinent to the examination of any United States patent or patent application listed in Schedule 2.09 of the Disclosure Schedule has been cited to the United States Patent and Trademark Office. To the best of the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company. The Company is not aware that any other Person is using any of the Company's Intellectual Property without Company authorization.

          2.10 Title to Properties. The Company and its sub-sidiaries have good, clear and marketable title to their respective properties and assets reflected on the Balance Sheet or acquired by them since the Balance Sheet Date (other than properties and assets disposed of in the ordinary course of business since the Balance Sheet Date), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances (including without limitation, easements and licenses), except for liens for or current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company and its subsidiaries, including without limitation, the ability of the Company and its subsidiaries to secure financing using such properties and assets as collateral. To the best of the Company's knowledge after due inquiry, there are no condemnation, environmental, zoning or other land use regulation proceedings, either instituted or planned to be instituted, which would adversely affect the use or operation of the Company's and its subsidiaries' properties and assets for their respective intended uses and purposes, or the value of such properties, and neither the Company nor any subsidiary has received notice of any special assessment proceedings which would affect such properties and assets.

          2.11 Leasehold Interests. Each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement, duly authorized and entered into, without any default of the Company thereunder and, to the best of the Company's knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company's knowledge, by any other party thereto. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge after due inquiry, no claim has been asserted against the Company adverse to its rights in such leasehold interests.

          2.12  [Reserved]

          2.13 Taxes. The Company has filed all tax returns, Federal, state, county and local, required to be filed by it, and the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. The Company has established adequate reserves for all taxes accrued but not yet payable. All material tax elections of any type which the Company has made as of the date hereof are set forth in the financial statements referred to in Section 2.05. The Federal income tax returns of the Company have never been audited by the Internal Revenue Service. No deficiency assessment with respect to or proposed adjustment of the Company's Federal, state, county or local taxes is pending or, to the best of the Company's knowledge, threatened. There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company. Neither the Company nor any of its present or former shareholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Company be taxed as an S corporation. As of the Note Closing Date and except as otherwise provided on Schedule 2.13 to the Disclosure Schedule, the Company's net operating losses for Federal income tax purposes, as set forth in the financial statements referred to in Section 2.05, are not subject to any limitations imposed by Section 382 of the Code and the full amount of such net operating losses are available to offset the taxable income of the Company for the current fiscal year and, to the extent not so used, succeeding fiscal years. Consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment (contingent or otherwise) to which the Company is a party or by which it is otherwise bound will not have the effect of limiting the Company's ability to use such net operating losses in full to offset such taxable income, except to the extent that such use is limited as a result of any anti-dilution adjustments pursuant to the terms of the Series A Convertible Preferred Stock.

          2.14 Other Agreements. The Company is not a party to or otherwise bound by any written or oral agreement, instrument, commitment or restriction which individually or, taking any related agreements, instruments, commitments or restrictions together, in the aggregate is material to or could materially adversely affect the business, prospects, financial condition, operations, property or affairs of the Company or any of the following which is material to or could materially adversely affect the business, prospects, financial condition, operations, property or affairs of the Company, whether written or oral:

  (a) distributor, dealer, manufacturer's representative or sales agency agreement which is not terminable on less than ninety (90) days' notice without cost or other liability to the Company (except for agreements which, in the aggregate, are not material to the business of the Company);

  (b) sales agreement which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from the Company's standard form agreements;

  (c) agreement with any labor union (and, to the knowl-edge of the Company, no organizational effort is being made with respect to any of its employees);

  (d) agreement with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the agreement when due or the occurrence of any other event;

  (e) agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

  (f) agreement for the employment of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company, except normal severance arrangements and accrued vacation pay;

  (g) bonus, pension, profit-sharing, retirement, hospi-talization, insurance, stock purchase, stock option or other plan, agreement or understanding pursuant to which benefits are provided to any employee of the Company (other than an Employee Plan or group insurance plans which are not self-insured and are applicable to employees generally);

  (h) agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

  (i) guaranty of any obligation for borrowed money or otherwise;

  (j) voting trust or agreement, shareholders' agreement, pledge agreement, buy-sell agreement or first refusal or pre-emptive rights agreement relating to any securities of the Company;

  (k) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

  (l) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities;

  (m) assignment, license or other agreement with respect to any form of intangible property;

  (n) agreement under which it has granted any person any registration rights, other than the Registration Rights Agreement;

  (o) agreement under which it has limited or restricted its right to compete with any person in any respect;

  (p) other agreement or group of related agreements with the same party involving more than $50,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which agreement or group of agreements is not terminable by the Company without penalty upon notice of thirty (30) days or less, but excluding any agreement or group of agreements with a customer of the Company for the sale, lease or rental of the Company's products or services if such agreement or group of agreements was entered into by the Company in the ordinary course of business; or

  (q) other agreement, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission (the "Commission") as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act of 1933, as amended (the "Securities Act").

The Company, and to the best of the Company's knowledge after due inquiry, each other party thereto have in all material respects performed all the obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any agreement, instrument, commitment, plan or arrangement to which the Company is a party or by which it or its property may be bound. The Company has no present expectation or intention of not fully performing all its obligations under each such agreement, instrument, commitment, plan or arrangement, and the Company has no knowledge of any breach or anticipated breach by the other party to any agreement, instrument, commitment, plan or arrangement to which the Company is a party. The Company is in full compliance with all of the terms and provisions of its Charter and Code of Regulations, as amended.

          2.15 Loans and Advances. The Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

          2.16 Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the credi-tor against loss), except for guaranties by endorsement of nego-tiable instruments for deposit or collection in the ordinary course of business.

          2.17 Significant Customers and Suppliers. No customer or supplier which was significant to the Company during the period covered by the financial statements referred to in Section 2.05 or which has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

          2.18 Governmental Approvals. Except for the filing of a Form 10b-17 with the Nasdaq Stock Market, subject to the accu-racy of the representations and warranties of the Purchasers set forth in Article III, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of the Transaction Documents, the issuance, sale and delivery of the Notes, Preferred Shares, the Warrants, the Note Warrant Common Shares and the Warrant Shares, the performance by the Company of its obligations under the Notes, Warrants or, upon conversion of the Preferred Shares and the Warrant Shares, the issuance and delivery of the Conversion Shares, other than (i) filings pursuant to state securities laws (all of which filings have been made by the Company, other than those which are required to be made after the Preferred Share and Warrant Closing and which will be duly made on a timely basis) in connection with the sale of the Notes, Preferred Shares, the Warrants, the Note Warrant Common Shares and the Warrant Shares and (ii) with respect to the Registration Rights Agreement, the registration of the shares covered thereby with the Commission and filings pursuant to state securities laws.

          2.19 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, nor any document furnished or made available to the Purchasers relating to this Agreement contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. None of the statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading. There is no fact which the Company has not disclosed to the Purchasers and their counsel in writing and of which the Company is aware which materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company or any of its subsidiaries. The financial projections and other estimates contained in any documents furnished to the Purchasers were prepared by the Company based on the Company's experience in the industry and on assumptions of fact and opinion as to future events which the Company believed to be reasonable, but which the Company cannot and does not assure or guarantee the attainment of in any manner. As of the date hereof no facts have come to the attention of the Company which would, in its opinion, require the Company to revise or amplify the assumptions underlying such projections and other estimates or the conclusions derived therefrom.

          2.20 Offering of the Notes, Preferred Shares and Warrants. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes, Preferred Shares and Warrants or any security of the Company similar to the Notes, Preferred Shares or Warrants has offered the Notes, Preferred Shares, Warrants or any such similar security for sale to, or solicited any offer to buy the Notes, Preferred Shares, Warrants or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither the Company nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Notes, Preferred Shares or Warrants under the Securities Act or the rules and regulations of the Commission thereunder), in either case so as to subject the offering, issuance or sale of the Notes, Preferred Shares or Warrants to the registration provisions of the Securities Act.

          2.21 Brokers. Except for NatCity Investments, Inc., the fees of which are set forth on Schedule 2.21 to the Disclosure Schedule, the Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

          2.22 Transactions With Affiliates. Except as set forth on Schedule 2.22 of the Disclosure Schedule, no director, officer, employee or shareholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of ser-vices by, rental of real or personal property from or otherwise requiring payments to any such person or firm, other than employment-at-will arrangements in the ordinary course of business and for the payment by the Company of an amount in excess of $50,000 per annum.

          2.23 Employees. Each of the officers of the Company, each key employee and each other employee now employed by the Company who has access to confidential information of the Company has executed an Employee Nondisclosure and Developments Agreement substantially in the form of Exhibit 2.23A and Exhibit 2.23B (collectively, the "Employee Nondisclosure and Developments Agreements"), and such agreements are in full force and effect. No officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.

          2.24 U.S. Real Property Holding Corporation. The Company is not now and has never been a "United States real prop-erty holding corporation", as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of such Regulations.

          2.25 Environmental Protection. The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise. The Company, the operation of its business, and any real property that the Company owns, leases or otherwise occupies or uses (the "Premises") are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the Company is not aware of any basis therefor. The Company has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals. The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance unto, at or near the Premises, and, to the best of the Company's knowledge, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C.
Sections 6901, et seq. For purposes of this Agreement, the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

          2.26  ERISA.

  (a) Schedule 2.26 to the Disclosure Schedule lists and describes each Employee Plan that covers any employee of the Company.

  (b) Schedule 2.26 to the Disclosure Schedule also includes a list of each Benefit Arrangement of the Company.

  (c) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. The Company and its Affiliates have not incurred, nor do they expect to incur, any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

  (d) Except as set forth on Schedule 2.26 to the Disclosure Schedule, none of the Employee Plans or other arrangements listed on Schedule 2.26 to the Disclosure Schedule covers any non-United States employee or former employee of the Company.

  (e)          No "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

  (f) Except as set forth on Schedule 2.26 to the Disclosure Schedule, each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
Section 501(a) of the Code. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

  (g) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan and Benefit
Arrangement.

  (h) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Note Closing Date and the period ending on the Preferred Share and Warrant Closing Date, will be discharged and paid on or prior to such date except to the extent reflected on the Balance Sheet. Except as disclosed in writing to the Purchasers prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

  (i) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

  (j) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

  (k) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

  (l) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

          2.27 Foreign Corrupt Practices Act. The Company has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the best of the Company's knowledge after due inquiry, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

          2.28 Federal Reserve Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Preferred Shares, Warrants, Note Warrant Common Shares or Warrant Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.


                             ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Each Purchaser severally represents and warrants to the Company that:

  (a) it is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Notes, Preferred Shares or Warrants;

  (b) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

  (c) it has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and to review certain documents related to the Company;

  (d) the Notes, Preferred Shares and Warrants being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and

  (e) it understands that (i) the Notes, Preferred Shares, Warrants, Warrant Shares and Conversion Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act,
(ii) the Notes, Preferred Shares, Warrants, the Note Warrant Common Shares, Warrant Shares and Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration,
(iii) the Notes, Preferred Shares, Warrants, the Note Warrant Common Shares, Warrant Shares and Conversion Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect.


                            ARTICLE IV

          CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS AND THE
COMPANY

          4.01 Conditions to the Obligations of the Purchasers and the Company. The obligation of each Purchaser to purchase and pay for the Preferred Shares and Warrants to be purchased by it at the Preferred Share and Warrant Closing, and the obligation of the Company to sell the Preferred Shares and Warrants at the Preferred Share and Warrant Closing, are subject to the satisfaction, on or before the Preferred Share and Warrant Closing Date, of the following condition:

                      (a)          Shareholder Approvals.  The
Shareholders of the Company shall have approved (i) the adoption of this Agreement and the transactions contemplated hereby as required by the Ohio Control Share Acquisition Act, the Articles of Incorporation and Code of Regulations of the Company and the rules of the Nasdaq National Market, and (ii) the amendment of the Company's Articles of Incorporation so that such Articles of Incorporation shall read as set forth in Exhibit 1.02 hereto.

          4.02 Conditions to the Obligations of the Purchasers. The obligation of each Purchaser to purchase and pay for the Notes to be purchased by it at the Note Closing, and the obligation of each Purchaser to purchase and pay for the Preferred Shares and Purchase Warrants to be purchased by it at the Preferred Share and Warrant Closing, is in each case subject to the following conditions, any or all of which may be waived by the Purchasers:

  (a) Representations and Warranties to be True and Cor-rect. The representations and warranties of the Company contained in Article II shall be true, complete and correct on and as of the Note Closing Date and the Preferred Share and Warrant Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date, and the President and Treasurer of the Company shall have certified to such effect to the Purchasers in writing, on and as of each of the Note Closing Date and the Preferred Share and Warrant Closing Date.

  (b) Performance. The Company shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Note Closing Date and the Preferred Share and Warrant Closing Date, and the President and Treasurer of the Company shall have certified to the Purchasers in writing to such effect, on and as of each of the Note Closing Date and the Preferred Share and Warrant Purchase Date, and to the further effect that all of the conditions set forth in this Article IV have been satisfied as of such date.

  (c) All Proceedings to be Satisfactory. As of the Note Closing Date and the Preferred Share and Warrant Closing Date, all corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all docu-ments incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

  (d) Documentation at the Closings. The Purchasers shall have received prior to or at (i) the Note Closing, and (ii) the Preferred Share and Warrant Closing, all of the following documents or instruments, or evidence of completion thereof, each in form and substance satisfactory to the Purchasers and their special counsel:

    (i) At the Note Closing, an opinion of Dinsmore & Shohl LLP, counsel to the Company, dated the Note Closing Date, in form and scope satisfactory to the Purchasers and their counsel, substantially in the form attached hereto as Exhibit 4.02, and at the Preferred Share and Warrant Closing, an opinion of Dinsmore & Shohl LLP, counsel to the Company, dated the Preferred Share and Warrant Closing Date, in form and scope satisfactory to the Purchasers and their counsel.

    (ii) (A) the Charter, certified as of a recent date by the Secretary of State of the State of Ohio, (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all excise taxes by the Company and listing all documents of the Company on file with said Secretary and (C) a certificate of the Secretary of State of the jurisdiction of incorporation of each of the Company's subsidiaries dated as of a recent date as to the due incorporation and good standing of such subsidiary;

    (iii) a certificate of the Secretary or an Assistant Secretary of the Company dated, with respect to the Note Closing, the Note Closing Date, and with respect to the Preferred Share and Warrant Closing, the Preferred Share and Warrant Closing Date, and certifying: (A) that attached thereto is a true and complete copy of the Code of Regulations of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the shareholders of the Company authorizing the execution, delivery and performance of the Transaction Documents, the issuance, sale and delivery of the Notes, Preferred Shares and the Warrants, the performance of the Notes and Warrants, the reservation, issuance, sale and delivery of the Note Warrant Common Shares and the Warrant Shares and the reservation, issuance and delivery of the Conversion Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (C) that the Charter has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above; and (D) to the incumbency and specimen signature of each officer of the Company executing any of the Transaction Documents, the Notes, the Warrants or any of the stock certificates representing the Preferred Shares and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

    (iiii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchasers or their counsel reasonably may request.

  (e)          Warrants.  With respect to the Preferred Share and
Warrant Closing only, the Company shall have executed and delivered the Warrants.

  (f) Registration Rights Agreement. With respect to the Note Closing only, the Company shall have executed and delivered the Registration Rights Agreement.

  (g)          Charter.  With respect to the Preferred Share and
Warrant Closing only, the Charter shall read in its entirety as set forth in Exhibit 1.02.

  (h) Election of Directors. With respect to the Preferred Share and Warrant Closing only, Edward L. Cahill and the second Purchaser Director, if designated as of such date, shall have been elected as Purchaser Directors pursuant to Section 5.09 hereof and shall hold such positions as of the Preferred Share and Warrant Closing Date.

  (i) Preemptive Rights. With respect to the Note Closing only, all shareholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Notes shall have irrevocably waived the same in writing. With respect to the Preferred Share and Warrant Closing only, all shareholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Preferred Shares, the Warrants, the Note Warrant Common Shares, the Warrant Shares or the Conversion Shares shall have irrevocably waived the same in writing.

  (j) Fees of Purchasers' Counsel. The Company shall have paid in accordance with Section 8.01 the fees and disbursements of Purchasers' counsel invoiced at each of the Note
Closing and the Preferred Share and Warrant Closing.

  (k) Consents. The Company shall have received the written consent of the Bank to the transactions contemplated hereby.

  (l) Proxies. With respect to the Note Closing only, each shareholder listed on Exhibit 4.02A shall have validly executed and delivered a proxy in the form attached hereto as
Exhibit 4.02B.

  (m) Bank Agreement. The Company shall have entered into a, and there shall be no event of default existing with respect to such, definitive term loan agreement with a financial institution providing for the conversion of the Company's current indebtedness to the Bank of approximately $3.1 million into a revolving credit facility to the Company of no less than $2.25 million maturing no earlier than February 1, 2000.

  (n) No Event of Default. With respect to the Preferred Share and Warrant Closing only, there shall be no Event of Default existing.

  (o) Shareholder Approvals. With respect to the Preferred Share and Warrant Closing only, the shareholders of the Company shall have approved (i) the adoption of this Agreement and the transactions contemplated hereby as required by the Ohio Control Share Acquisition Act, the Articles of Incorporation and Code of Regulations of the Company and the rules of the Nasdaq National Market, and (ii) the amendment of the Company's Articles of Incorporation so that such Articles of Incorporation shall read as set forth in Exhibit 1.02 hereto.

All such documents shall be satisfactory in form and substance to the Purchasers and their counsel.


                             ARTICLE V

                     COVENANTS OF THE COMPANY

          The Company covenants and agrees with each of the Purchasers that:

5.01 Information. Commencing on the Note Closing Date and continuing so long as any Notes, Preferred Shares, Warrant Shares, Note Warrant Common Shares or Conversion Shares remain outstanding (or such earlier time as provided below), the Company shall deliver to the Purchasers the information specified in this
Section 5.01 unless (i) any such Purchaser at any time specifically requests that such information not be delivered to it, or (ii) any such Purchaser has assigned its interest in any Notes, Preferred Shares, Warrant Shares or Conversion Shares to a third party, in which case the Company shall deliver to such assignee the information specified in this Section 5.01 so long as such assignee, if not an Affiliate of a Purchaser, has executed a mutually acceptable agreement to maintain the confidentiality of the information so long as such information is not, or has not been, made available to the general public:

  (a) Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, shareholders' equity and cash flows of the Company and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the immediately preceding fiscal year, accompanied (in the case of the audited consolidated financial statements) by an opinion of an accounting firm of recognized national standing selected by the Company, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

  (b) Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each quarterly fiscal period (other than the last quarterly fiscal period in any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget (if any) for such period as specified in the financial plan of the Company. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

  (c) Monthly Financial Statements. Within thirty (30) days after the end of each month in each fiscal year (other than the last month in each fiscal year) a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, shareholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, shareholders' equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year.

  (d) Material Litigation. Within twenty (20) days after the Company learns of the commencement or written threat of commencement of any litigation or proceeding against the Company or any of its subsidiaries or any of their respective assets that could reasonably be expected to have a material effect, written notice of the nature and extent of such litigation or proceeding.

  (e) Material Agreements. Within five (5) days after the expiration of the applicable cure period, if any, or if no such cure period exists within five (5) days after the receipt by the Company of written notice of a default by the Company or any of its subsidiaries under any material contract, agreement or document to which it is a party or by which it is bound, written notice of the nature and extent of such default.

  (f) Other Reports and Statements. Promptly upon any distribution to its shareholders generally, to its directors or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar report or communication, a copy of each such annual report, quarterly report, proxy statement, registration statement or other similar report or communication and promptly upon filing by the Company with the SEC or with The Nasdaq Stock Market, the National Association of Securities Dealers, Inc. or any national securities exchange or other market system of all regular and other reports or applications, a copy of each such report or application; and a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company.

  (g) Accountants' Management Letters, Etc. Promptly after receipt by the Company, copies of all accountants' management letters and all management and board responses to such letters, and copies of all certificates as to compliance, defaults, material adverse changes, material litigation or similar matters relating to the Company and its subsidiaries, which shall be prepared by the Company or its officers and delivered to the third parties.

  (h) Annual Budget. Not later than the beginning of each fiscal year of the Company, a copy of a consolidated operating budget of the Company and its subsidiaries prepared by the Company for such fiscal year, which shall include at minimum a projected balance sheet and a projected statement of operations and cash flows for each month in such fiscal year.

  (i) Notices to Senior Lenders. Copies of all notices, reports, certificates and other information furnished to the holders of Senior Debt or to any agent or representative to such holders, in each case promptly after the same are so furnished.

  (j) Other. Promptly, from time to time, such other information regarding the business, prospects, financial condition, oper-ations, property or affairs of the Company and its subsidiaries as such Purchaser reasonably may request.

          5.02 Reserve for Conversion Shares and Warrant Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the exercise of the Note Warrants and the conversion of the Preferred Shares and Warrant Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the exercise of the Note Warrants and the conversion of the Preferred Shares from time to time outstanding and the Warrant Shares from time to time outstanding and issuable upon exercise of the Warrants, or otherwise to comply with the terms of this Agreement. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series A Convertible Preferred Stock, for the purpose of effecting the exercise of the Warrants and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Series A Convertible Preferred Stock as shall be sufficient to effect the exercise of the Warrants from time to time outstanding, or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock or Series A Convertible Preferred Stock shall not be sufficient to effect the exercise of the Note Warrants and the conversion of the Preferred Shares and Warrant Shares (assuming the exercise of all outstanding Warrants) or the exercise of the Warrants, as the case may be, or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock or Series A Convertible Preferred Stock, as the case may be, to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Shares and Warrant Shares and shares of Series A Convertible Preferred Stock or Common Stock upon exercise of the Warrants.

          5.03 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company's performance of any of the Transaction Documents, the Notes, the Warrants or the Charter.

          5.04 Use of Proceeds. The Company shall use the proceeds from the sale of the Notes, Preferred Shares and Warrants solely to fund the continued market penetration of ChartMaxx and OptiMaxx and for working capital. Without the prior written consent of the Purchasers, the Company shall not use more than an aggregate of $750,000 of the proceeds from the sale of the Notes, Preferred Shares and Warrants to finance the operations of any subsidiary of the Company.

          5.05 Activities of Subsidiaries. The Company will not organize or acquire any entity that is a subsidiary unless such subsidiary is wholly-owned (directly or indirectly) by the Company. The Company shall not permit any subsidiary to consolidate or merge into or with or sell or transfer all or substantially all its assets, except that any subsidiary may
(i) consolidate or merge into or with or sell or transfer assets to any other subsidiary, or (ii) merge into or sell or transfer assets to the Company. Without the prior written consent of the Purchasers, the Company shall not sell or otherwise transfer any shares of capital stock of any subsidiary, except to the Company or another subsidiary, or permit any subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any subsidiary, except to the Company or another subsidiary, provided that DiaLogos Incorporated may issue and sell shares of its capital stock to existing shareholders of DiaLogos Incorporated and pursuant to the DiaLogos Incorporated 1999 Long Term Stock Incentive Plan so long as the ownership interest of the Company in DiaLogos Incorporated does not go below 58.5% on a fully diluted basis. The Company shall not permit any subsidiary to purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of its stock, except for dividends or other distributions payable to the Company or another subsidiary.

          5.06 U.S. Real Property Interest Statement. The Company shall provide prompt written notice to each Purchaser following any "determination date" (as defined in Treasury Regulation Section 1.897-2(c)(i)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by any Purchaser, the Company shall provide such Purchaser with a written statement informing the Purchaser whether such Purchaser's interest in the Company constitutes a U.S. real property interest. The Company's determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company's written statement to any Purchaser shall be delivered to such Purchaser within ten (10) days of such Purchaser's written request therefor. The Company's obligation to furnish a written statement pursuant to this Section 5.06 shall continue notwithstanding the fact that a class of the Company's stock may be regularly traded on an established securities market.

          5.07  International Investment Survey Act of 1976.  The
Company shall use its best efforts to file on a timely basis all reports required of it under 22 U.S.C. Section 3104, or any similar statute, relating to a foreign person's direct or indirect investment in the Company.

          5.08 Consolidation, Merger of Disposition of Assets. The Company will not consolidate with or merge with any other person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any person unless the Company shall have paid all outstanding principal and interest on the Notes and all interest that would have been due and payable on the Note had they been held to maturity. The Company shall provide each holder of a Notes with written notice of such payment at least 30 business days in advance of any proposed transaction.

5.09  Election of Directors

  (a) Board of Directors. The Company shall be governed by a Board of Directors consisting, as of the date hereof, of six members (each a "Director"). Without the consent of the Purchaser Directors (as hereinafter defined), the number of Directors constituting the full Board of Directors shall not be increased beyond nine; without the consent of the Company Directors (as hereinafter defined), the number of Directors constituting the full Board of Directors shall not be reduced below five. Regular meetings of the Board shall be held at least four times per year, on a quarterly basis.

  (b) Nomination and Election of Directors.

    (i) The Purchasers shall have the right to nominate two
Directors (each, a "Purchaser Director").

    (ii) The Company agrees that it shall cause the Board of Directors in office immediately prior to the Preferred Share and Warrant Closing to increase the size of the Board of Directors by two, and to elect the nominees designated by the Purchasers as Directors, to serve as Directors until their respective successors are elected and qualified. The Board of Directors (other than the Purchaser Directors) shall have the right to nominate the directors other than the Purchaser Directors (each a "Company Director"), to serve until their respective successors are elected and qualified. The initial Company Directors shall be the incumbent Board of Directors as of the date of the Preferred Share and Warrant Closing. The initial Purchaser Directors shall be Edward L. Cahill and an individual to be designated after the date hereof by the Purchasers, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed.

  (c) Vacancy. If any vacancy occurs in the Board of Directors because of the death, disability, resignation, retirement or removal of a Purchaser Director, then the Purchasers shall nominate a successor, and the Board of Directors shall vote to elect such successor to the Board, or if a vote of the shareholders of the Company is held, the Board of Directors shall recommend to the shareholders that such successor be elected to the Board of Directors. If any vacancy occurs in the Board of Directors because of the death, disability, resignation, retirement or removal of a Company Director, then the Company Directors shall either (i) nominate a successor, and the Board of Directors shall vote to elect such successor to the board, or if a vote of the shareholders of the Company is held, the Board of Directors shall recommend to the shareholders that such successor be elected to the Board of Directors, or (ii) decide expressly not to fill such vacancy at such time.

          5.10 No Merger, Consolidation, etc. The Company hereby agrees that between the date hereof and the Preferred Share and Warrant Closing Date, it shall not, and it shall not enter into a binding obligation or definitive agreement to, merge or consolidate the Company with another person, or sell, transfer or convey all or substantially all of the assets of the Company to another person.

          5.11 Opinion Regarding Subsidiaries. The Company hereby agrees that it shall cause an opinion of Dinsmore & Shohl LLP, counsel to the Company, to be delivered to the Purchasers to the effect that all the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and are validly issued.

          5.12 Termination of Covenants. The covenants set forth in Sections 5.06 and 5.07 shall terminate and be of no further force or effect as to each of the Purchasers when such Purchaser no longer holds any shares of capital stock or rights to acquire capital stock of the Company. The covenant set forth in Section
5.10 shall terminate and be of no further force or effect on the Preferred Share and Warrant Closing Date. All of the other covenants set forth in this Article V shall terminate and be of no further force or effect as to each of the Purchasers when such Purchaser owns (i) no Notes, and (ii) less than 10% of the Preferred Shares which (A) such Purchaser purchased at the Preferred Share and Warrant Closing and (B) had the right to purchase pursuant to the Warrants (in each case, appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Series A Convertible Preferred Stock).

                             ARTICLE VI

                          EVENTS OF DEFAULT

          6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                      (a)          The Company shall fail to pay
any installment of principal of any of the Notes when due; or

                      (b)          The Company shall fail to pay
any interest or premium on any of the Notes when due and such failure shall continue for five (5) business days; or

                      (c)          Any representation or warranty
made by the Company in this Agreement or by the Company (or any officers of the Company) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect when made in any material respect; or

                      (d)          The Company, or any subsidiary
shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, the Notes, the Preferred Shares or the Warrants on its part to be performed or observed and any such failure remains unremedied for ten (10) business days after written notice thereof shall have been given to the Company by any registered holder thereof; or

                      (e)          The Company or any subsidiary
shall fail to pay any Indebtedness for borrowed money (other than as evidenced by the Notes) owing by the Company or such subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or the Notes) evidencing or securing or relating to any Indebtedness owing by the Company or any subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

                      (f)          The Company or any subsidiary
shall be involved in financial difficulties as evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

                      (g)          Any judgment, writ, warrant of
attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issue or levy;

then, and in any such event, the Purchaser or any other holder of the Notes may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 6.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

          6.02. Annulment of Defaults. Section 6.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any thereof, shall have been entered, all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except the principal of the Notes which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default shall have been made good or cured, then and in every such case the holders of seventy-five percent (75%) or more in principal amount of all Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.


                               ARTICLE VII

                    COVENANTS OF THE MANAGING SHAREHOLDER

          7.01  Tag-Along Rights.  For the purposes of this
Section 7.01 only, the term "Shares" shall mean and include all voting securities of the Company now owned or hereafter acquired by either (i) the Managing Shareholder or (ii) the Purchasers prior to the termination of this Article VII.

                      (a)          The Managing Shareholder agrees
that if he (a "Selling Shareholder") proposes to sell or transfer any of his Shares (the "Tag-Along Securities"), and the amount of such Tag-Along Securities together with all other Shares sold by Managing Shareholder after the date hereof exceeds 597,201, then such Selling Shareholder shall provide written notice (the "Tag-Along Offer Notice") of such intent to the Purchasers in the manner set forth in this Section 7.01 (the date of receipt of such notice being the "Tag-Along Notice Date"). The Tag-Along Offer Notice shall identify the proposed transferee(s) (the "Tag-Along Purchaser"), the number of Tag-Along Securities proposed to be purchased by the Tag-Along Purchaser, the Tag-Along Ratio (as defined in Section 7.01(b)(i)), the consideration offered per Tag-Along Security (the "Tag-Along Offer Price") and any other material terms and conditions of the proposed transfer (the "Tag-Along Offer") and, in the case of a Tag-Along Offer in which the Tag-Along Offer Price consists in part or in whole of consideration other than cash, such information relating to such consideration as the Purchasers may reasonably request in order to evaluate such non-cash consideration. The Purchasers shall have the right, exercisable as set forth below, to accept the Tag-Along Offer to sell for up to the number of Shares determined pursuant to Section 7.01(b). The Tag-Along Offer Price paid to any Purchaser shall be not less than the highest price paid per Tag-Along Security to any Selling Shareholder, which shall include any payments to such Selling Shareholder for an agreement not to compete or any consulting or other similar fees payable to such Selling Shareholder (other than fees for actually anticipated future services). Any Purchaser that wishes to accept the Tag-Along Offer shall, within 30 days after the Tag-Along Notice Date (the "Tag-Along Notice Period"), provide the Selling Shareholder with written notice (a "Tag-Along Acceptance Notice") specifying the number of Shares that the Purchaser wishes to sell, and shall simultaneously provide a copy of such Tag-Along Acceptance Notice to the Company.

          Not less than ten days prior to the proposed date of any sale pursuant to a Tag-Along Offer (the "Transfer Date"), which date may not be earlier than 20 days after the termination of the Tag-Along Notice Period, the Selling Shareholder shall notify the Company and the Purchasers of the Transfer Date. Not less than three days prior to the Transfer Date, the participating Purchasers shall deliver to the Company in escrow (pending the consummation of the sale pursuant to the Tag-Along Offer) their duly endorsed certificates representing the Shares to be transferred by the participating Purchasers pursuant to the Tag-Along Offer, together with all other documents reasonably required by the Company and/or the Tag-Along Purchaser to be executed in connection with the sale of such Tag-Along Securities pursuant to the terms of the Tag-Along Offer; provided, that each participating Purchaser shall, as a condition to the sale of the Tag-Along Securities, have the right to receive all documentation (the "Transfer Documentation") from the Selling Shareholder relating to the sale of the Tag-Along Securities at least ten days prior to the consummation of such sale. Any material change in the terms of the Tag-Along Offer (whether or not reflected in the Transfer Documentation) will require the submission of a new Tag-Along Offer Notice and the recommencement of compliance with all of the other applicable provisions of this Section 7.01.

                      (b)          (i)          The Purchasers
shall have the right to sell (and the Selling Shareholder shall reduce the number of its shares to be sold by a corresponding amount), pursuant to the Tag-Along Offer, a number of shares equal to the product of the total number of Tag-Along Securities offered to be purchased by the Tag-Along Purchaser as set forth in such Tag-Along Offer multiplied by a fraction (the "Tag-Along Ratio"), the numerator of which shall be the aggregate number of Shares owned by such Purchaser and the denominator of which shall be the aggregate number of Shares owned at that time by the Selling Shareholder and the participating Purchasers.

                                  (ii)          In no event may
the Purchasers sell more than the total number of Shares specified in such Purchasers' Tag-Along Notice applicable to the relevant Tag-Along Offer. If, at the termination of the Tag-Along Notice Period, any Purchaser shall not have accepted the Tag-Along Offer, the Purchaser will be deemed to have waived any and all of its rights under this Section 7.01 with respect to the sale of any of its Shares pursuant to such Tag-Along Offer.

                      (c)          The Selling Shareholder shall
have 60 days from the conclusion of the Tag-Along Notice Period in which to consummate the sale contemplated by the Tag-Along Offer to the Tag-Along Purchaser at the price and on the terms contained in the Tag-Along Offer Notice. If, at the end of such 60-day period, the Selling Shareholder has not completed the sale contemplated by the Tag-Along Offer Notice, the right of the Selling Shareholder to effect such sale shall terminate, and the Tag-Along Securities subject to such proposed sale shall again be subject to all the restrictions on sale or other disposition and other provisions contained in this Agreement.

                      (d)          Immediately after the
consummation of the sale of the Tag-Along Securities pursuant to the Tag-Along Offer, the Selling Shareholder shall notify the participating Purchasers and the Company thereof, shall remit to each of the participating Purchasers their portion of the total sales price specified in the Tag-Along Offer Notice, and shall furnish such other evidence of such sale (including the time of completion) and the terms thereof as may be reasonably requested by the Purchasers. The Company shall, upon being notified of the consummation of such sale, return to each participating Purchaser a new stock certificate, as the case may be, for the balance of the Shares not sold as part of the Tag-Along Securities, in accordance with each Purchasers instructions.

                      (e)          Notwithstanding anything
contained in this Section 7.01, there shall be no liability on the part of a Selling Shareholder to any Purchaser if the sale of the Tag-Along Securities is not consummated for whatever reason.

                      (f)          No Purchaser shall be required
to make any representation or warranty in connection with the Tag-Along Offer other than as to such Purchaser's ownership and authority to sell, free of liens, claims and encumbrances, the Shares proposed to be sold by it.

          7.02  Termination.  The covenants set forth in this
Article VII shall terminate and be of no further force or effect as to each Purchaser when such Purchaser no longer holds at least 10% of the aggregate principal amount of the Notes, 10% of the Preferred Shares, 10% of the Warrant Shares or 10% of the Conversion Shares issuable thereon, purchased hereby.

                             ARTICLE VIII

                            MISCELLANEOUS

          8.01 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated, provided, however, that the Company shall pay the fees and disbursements of the Purchasers' special counsel, Testa, Hurwitz & Thibeault, LLP, up to a maximum of $75,000, in connection with such transactions and any subsequent amendment, waiver, consent or enforcement thereof.

          8.02 Survival of Agreements. All covenants, agree-ments, representations and warranties made in any of the Transaction Documents or in the Notes or the Warrants or any certificate or instrument delivered to the Purchasers pursuant to or in connection with any of the Transaction Documents or the Notes or the Warrants, shall survive the execution and delivery of all of the Transaction Documents, the Notes and the Warrants, the issuance, sale and delivery of the Notes, Preferred Shares, the Warrants and the Warrant Shares, and the issuance and delivery of the Conversion Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company.

          8.03 Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

          8.04 Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the gener-ality of the foregoing, all representations, covenants and agree-ments benefiting the Purchasers shall inure to the benefit of any and all subsequent holders from time to time of Preferred Shares, Warrants, Warrant Shares or Conversion Shares.

          8.05 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed as follows:

  (a) if to the Company, at 8805 Governors Hill Drive, Suite 100, Cincinnati, Ohio 45249, Attention: General Counsel, with a copy to Dinsmore & Shohl LLP, 255 Fifth Street, Suite 1900, Cincinnati, Ohio 45202, Attention: Charles F. Hertlein, Jr., Esq.; and

  (b) if to any Purchaser, at the address of such Pur-chaser set forth in Exhibit 1.01, with a copy to Testa, Hurwitz &
Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110,
Attention:  Leslie E. Davis, Esq.; and

  (c)          if to the Managing Shareholder, at 8805 Governors
Hill Drive, Suite 100, Cincinnati, Ohio 45249, with a copy to
Dinsmore & Shohl LLP, 255 Fifth Street, Suite 1900, Cincinnati,
Ohio  45202, Attention: Charles F. Hertlein, Jr., Esq.;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

          8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

          8.07  Entire Agreement.  This Agreement, including the
Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

          8.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.09 Amendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of at least two-thirds of the outstanding shares of Common Stock issued or issu-able upon conversion of the Preferred Shares and Warrant Shares, taken as a group, and, with respect to Article VII only, with the consent of the Managing Shareholder.

          8.10 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

          8.11 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

          8.12  Indemnification.

  (a) The Company agrees to indemnify and hold harmless the Purchasers and their affiliates, and their respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, an "Indemnified Party"), from and against any and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss"), which may be incurred by or asserted or awarded against any Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or any use made by the Company or proposal to be made by the Company with the proceeds of the Purchasers' purchase of the Notes, Preferred Shares, Warrant Shares and Conversion Shares pursuant to this Agreement, whether or not such investigation, litigation or proceeding is brought by the Company, any of its subsidiaries, shareholders or creditors, an Indemnified Party or any other person, whether or not any of the transactions contemplated by this Agreement or the other Transaction Documents are consummated, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its subsidiaries, shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct but in no event shall an Indemnified Party be liable for punitive, exemplary or consequential damages.

  (b) An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly (but in no event later than within thirty
(30) days) after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 8.12(a); provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 8.12, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof. If the Company elects in writing to assume the defense of such action or claim, and does so assume the defense of any such action or claim, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 8.12 to the contrary notwithstanding, the Company shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

8.13 Remedies Cumulative. No remedy conferred in this Agreement or the other Transaction Documents is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

8.14 Remedies Not Waived. No course of dealing between the Company and any Purchaser and no delay or failure in exercising any rights hereunder or under any other Transaction Document shall operate as a waiver of any of the rights of any Purchaser.

          8.15 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  (a)          "Affiliate" shall mean, with respect to any person,
(i) any person directly or indirectly controlling, controlled by, or under common control with such person, (ii) if such person is a partnership, any limited or general partner of such person, or any limited or general partner of a partner of such person, (iii) if such person is a limited liability company, any manager or member of such limited liability company, and (iv) any combination of any of the foregoing.

  (b) "Benefit Arrangement" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan and
(ii) covers any employee or former employee of the Company.

  (c) "Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that (A)(i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company, or (B)(i) is subject to any provision of Title IV of ERISA and (ii) is maintained or contributed to by any of the Company's ERISA Affiliates.

  (d)          "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

  (e) "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

  (f) "Fully Diluted" shall mean including all outstanding options, warrants and securities exchangeable for or convertible into shares of Common Stock, and all commitments of the Company to issue any of the foregoing.

  (g) "Lien" means mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature.

  (h)          "Managing Shareholder" shall mean Richard A.
Mahoney.

  (i) "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

  (j) "person" shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

  (k) "Senior Debt" means (i) all indebtedness of the Company for money borrowed from banks or institutional lenders, including any extensions, renewals, replacements or refinancings thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to the Notes and which is disclosed in the Company SEC Reports or is permitted by this Agreement at the time it is created or incurred and (ii) all indebtedness of the Company for money borrowed and incurred to replace or refinance any of the indebtedness referred to in item (i) above, where the security securing such indebtedness is substantially the same security as that securing the indebtedness being refinanced.

(l) "subsidiary" shall mean, as to the Company, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries.



          IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.

                                             MEDPLUS, INC.



                                             By:__________________

[Corporate Seal]                             Title:_______________

Attest:


___________________
General Counsel


PURCHASERS:

CAHILL, WARNOCK STRATEGIC PARTNERS
   FUND, L.P.

By:          CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.,
   its General Partner

By:_____________________

Title:__________________


STRATEGIC ASSOCIATES, L.P.

By:          CAHILL, WARNOCK & COMPANY, LLC,
   its General Partner

By:______________________

Title:___________________


DOUBLE BLACK DIAMOND II, LLC

By:_______________________

Title:____________________


MANAGING SHAREHOLDER:
(For the purposes of Articles VII and VIII only)

_____________________
Richard A. Mahoney


EXHIBIT 1.01

Purchasers

                                                                                       Aggregate
                                                                                       Purchase Price
                                                                                       for Preferred
                            Amount of         Number of          Number of             Shares and
Name and Address            Notes             Preferred Shares   Preferred Shares      Purchase
of Purchaser                to be Purchased   to be Purchased    to be Purchased       Warrants
__________________________  ________________  _________________  ____________________  _______________
Cahill Warnock               $  1,895,000          2,192,494          703,995          $3,790,019.63
Strategic Partners, L.P.
c/o Cahill, Warnock
& Company, LLC
One South Street,
Suite 2150
Baltimore, MD  21202
Attn:  Edward L. Cahill

Strategic Associates, L.P.        105,000            121,484           39,008             210,001.37
c/o Cahill, Warnock
& Company, LLC
One South Street,
Suite 2150
Baltimore, MD  21202
Attn:  Edward L. Cahill

Double Black Diamond, II LLC            0             57,837           16,559              99,979.00
50 California
Street, Suite 3200
San Francisco, CA 94111
Attn:  Thomas G.McKinley
                            ________________  _________________  ____________________  _______________
             Total           $  2,000,000          2,371,815          759,562          $4,100,000.00
